                                                                  Exhibit (d)(5)

                                                                  EXECUTION COPY


                                PLEDGE AGREEMENT

            This Pledge Agreement (this "Agreement") is made as of January 30, 2000 between Howard Unger ("Pledgor"), and Jason Incorporated, a Wisconsin corporation, (the "Company").

            Pledgor holds 117,780 shares of the common stock, par value $0.10 per share of the Company (collectively, the "Pledged Shares"). Pledgor has an economic and financial interest in Saw Mill (as defined below), Parent (as defined below) and Merger Sub (as defined below), and as an inducement for the Company to enter into the Merger Agreement (as defined below), Pledgor hereby agrees to enter into this Agreement.

            The Company, Saw Mill Capital Fund II, L.P., a Delaware limited partnership ("Saw Mill"), Calendar Holdings, Inc., a Delaware corporation ("Parent") and Calendar Acquisition Corp., a Wisconsin corporation ("Merger Sub") are among the parties to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement). Certain capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

            In the event that the Merger Agreement is terminated pursuant to
Section 9.01(e) of the Merger Agreement, Saw Mill, Parent and Merger Sub have agreed to pay to the Company the Company Reimbursable Expenses (such obligation, the "Reimbursement Obligation") pursuant to Section 9.03(c) of the Merger Agreement. This Agreement provides the terms and conditions upon which the Reimbursement Obligation is secured by a pledge to the Company of the Pledged Shares.

            NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged Pledgor and the Company hereby agree as follows:

            1. Pledge. Pledgor hereby pledges and grants to the Company a security interest in the Pledged Shares as security for the prompt and complete payment, if and when due, of the Reimbursement Obligation pursuant to and in accordance with the terms of the Merger Agreement.

            2. Delivery of Pledged Shares. As soon as reasonably practicable following the date hereof, Pledgor shall deliver to the Company the certificate(s) representing the Pledged Shares, together with duly executed forms of assignment or stock powers sufficient to transfer title thereto to the Company.

            3. Voting Rights; Cash Distributions. Notwithstanding anything to the contrary contained herein, during the term of this Agreement, Pledgor shall be entitled to all voting rights with respect to the Pledged Shares and shall be entitled to receive all cash distributions or dividends paid in respect of the Pledged Shares.


            4. Stock Dividends; Distributions, etc. If, while this Agreement is in effect, Pledgor becomes entitled to receive or receives any securities in addition to, in substitution of, or in exchange for any of the Pledged Shares (whether as a distribution in connection with any recapitalization, reorganization or reclassification, a stock distribution or dividend, or otherwise), Pledgor shall accept such securities on behalf of and for the benefit of the Company as additional security for the Reimbursement Obligation and shall promptly deliver such additional security to the Company together with duly executed forms of assignment or stock powers, and such additional security shall be deemed to be part of the Pledged Shares hereunder.

            5. Default. If Saw Mill, Merger Sub and Parent default in the payment of the Reimbursement Obligation, if and when it becomes due (a "Default"), then at any time during the continuance of such Default, the Company may exercise without demand any and all the rights and remedies granted to a secured party upon default under the Uniform Commercial Code of Wisconsin or otherwise available to the Company under applicable law. Without limiting the foregoing, after and during the continuance of a Default, the Company is authorized to sell, assign and deliver at its discretion, from time to time, all or any part of the Pledged Shares at any private sale or public auction, on not less than thirty days written notice to Pledgor, in a commercially reasonable manner. At any such sale or auction, the Company may bid for, and become the purchaser of, the whole or any part of the Pledged Shares offered for sale. In case of any such sale, the proceeds of such sale shall be applied to payment of the Reimbursement Obligation; provided, that after payment in full of the Reimbursement Obligation, the balance of the proceeds of sale then remaining shall be paid to Pledgor and Pledgor shall be entitled to the return of any of the Pledged Shares remaining in the hands of the Company.

            6. Release of Pledged Shares. The Company shall surrender the Pledged Shares to Pledgor together with all forms of assignment or stock powers upon the earlier to occur of (a) immediately prior to the Closing; (b) the termination of the Merger Agreement (other than pursuant to Section 9.01(e) thereof) and (c) in the event the Merger Agreement is terminated pursuant to
Section 9.01(e) thereof and Saw Mill, Merger Sub and Parent become obligated to pay the Reimbursement Obligation in accordance with the terms of Section 9.03(c) of the Merger Agreement, upon payment in full of the Reimbursement Obligation.

            7. No Other Liens; No Sales or Transfers. Pledgor hereby represents and warrants that he has good and valid title to all of the Pledged Shares, free and clear of all liens, security interests and other encumbrances, and Pledgor hereby covenants that, until such time as the Reimbursement Obligation shall have been paid in full or the Pledged Shares shall have been released, Pledgor shall not (i) create, incur, assume or suffer to exist any pledge, security interest, encumbrance, lien or charge of any kind against the Pledged Shares, other than pursuant to this Agreement, or (ii) without the prior written consent of the Company, sell or otherwise transfer any Pledged Shares or any interest therein other than to Saw Mill, Saw Mill Investments II, LLC, a Delaware limited liability company, or SMC Partners II, LLC, a Delaware limited liability company, immediately prior to the Closing.

            8. Further Assurances. Pledgor agrees that at any time and from time to time upon the written request of the Company, Pledgor shall execute and deliver such further documents (including UCC financing statements and collateral assignments) and do such further acts and things as the Company may reasonably request in order to effect the purposes of this Agreement.

            9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            10. No Waiver; Cumulative Remedies. The Company shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Company, and then only to the extent therein set forth. A waiver by the Company of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Company would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Company, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

            11. Amendments; Applicable Law. None of the terms or provisions of this Agreement may be altered, modified or amended except by an instrument in writing, duly executed by the parties hereto. This Agreement and all obligations of the Pledgor hereunder shall together with the rights and remedies of the Company hereunder, inure to the benefit of the Company and its successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

            12. Disclaimer of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that other than Pledgor's pledge of the Pledged Shares pursuant to the terms hereof, the Pledgor shall have absolutely no responsibility or liability to the Company or to any other person and neither the Company nor or any other person shall have any recourse whatsoever against the Pledgor or any of Pledgor's assets (other than the Pledged Shares) with respect to any of the transactions contemplated by the Merger Agreement or otherwise, including, without limitation, the Reimbursement Obligation.

                                    * * * * *

            IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


                                       JASON INCORPORATED



                                       By: /s/ Mark Train
                                           ------------------------------------
                                              Name: Mark Train
                                              Title:   Chief Executive Officer


                                       /s/ Howard Unger
                                       ----------------------------------------
                                       Howard Unger